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                                                              EXHIBIT NUMBER 4.3


               AGREEMENT RE. RIGHTS OF HOLDERS OF LONG-TERM DEBT



The Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of the instruments which define the rights of holders of long-term debt of the Company. None of such instruments not included as exhibits herein represents long-term debt in excess of 10% of the total assets of the Company.